DATED THIS 18 Feb 2009

OCEAN CONVERSION (BVI) LTD

and

CONSOLIDATED WATER CO. LTD.

SECOND AMENDING DEBENTURE

MYERS & ALBERGA
Harbour Place,
103 South Church Street,
Grand Cayman KY1-1106
Cayman Islands B.W.I.

THIS SECOND AMENDING DEBENTURE is made on 18 Feb 2009

BETWEEN:

(1)	Ocean Conversion (BVI) Ltd. of Baughers Bay, Tortola, British Virgin Islands a company incorporated under the laws of the British Virgin Islands with registered number 682861 (the “Chargor”); and

(2)	Consolidated Water Co. Ltd., of Grand Cayman, Cayman Islands, a company incorporated under the laws of the Cayman Islands (the “Chargee”)

WHEREAS:

(1)	By a Debenture dated 24th August 2007 (the “Debenture”) the Chargor charged its assets, present and future including its uncalled capital and goodwill to the Chargee to secure the Secured Obligations;

(2)
By an Amending Debenture dated the 14th day of March 2008 the Chargor and the Chargee amended clause 2.1 (c) of the Debenture to extend the date by which  the Chargor must execute water supply contracts with the Government of the British Virgin Islands with regard to the Baughers Bay and Bar Bay plants from 15th September 2007 to 1st January 2009; and

(3)	The Chargee at the request of the Chargor has agreed to further amend Clause 2.1 (c) of the Debenture as appears below.

NOW THIS AMENDING DEBENTURE WITNESSES as follows:

1.	In this Amending Debenture, words defined in the Debenture have the same meaning.

2.	Clause 2.1 (c) of the Debenture is deleted and the following substituted therefor:

“(c)
In the event that the Chargor fails to execute water supply contracts with the Government of the British Virgin Islands with regard to the Bar Bay plant on or before 1 January 2009 and with regard to the Baughers Bay plant on or before 1 January 2010, either failure will constitute a material adverse change to the Chargor’s financial condition and the entire amount of the Subordinated Indebtedness will become immediately repayable pursuant to Clause 3(15) of the Loan Agreement”.

3.	In all other respects the Debenture is confirmed.

Executed and delivered as a Deed on behalf of
OCEAN CONVERSION (BVI) LTD.
by its authorised signatories:

/s/ Glenn Harrigan
Director

/s/ Romney Penn
Director

CONSOLIDATED WATER CO. LTD.
by its authorised signatories:

/s/ Richard Finlay
Director

/s/ Clarence Flowers
Director